Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Inseego Corp. on Form S-3 of our report dated March 13, 2020, with respect to our audits of the consolidated financial statements of Inseego Corp. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 and our report dated March 13, 2020 with respect to our audit of internal control over financial reporting of Inseego Corp. as of December 31, 2019 appearing in the Annual Report on Form 10-K of Inseego Corp. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

July 2, 2020